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                                                                  Rule 424(b)(2)
                                                      Registration No. 333-57163

                   PRICING SUPPLEMENT DATED FEBRUARY 23, 2000

                      HEALTH CARE PROPERTY INVESTORS, INC.
                          MEDIUM-TERM NOTES, SERIES D

This Pricing Supplement accompanies and supplements the Prospectus, dated August 27, 1998, as supplemented by the Prospectus Supplement, dated August 27, 1998.

The Notes have the following terms (as applicable):

     Principal Amount:                  $25,000,000
     Agent's Discount or Commission:    .450%
     Net Proceeds to Issuer:            $24,864,500
     Original Issue Price:              99.908%
     Original Issue Date:               February 28, 2000
     Stated Maturity Date:              March 1, 2004
     Interest Rate Per Annum:           9.0%
     Redemption Date(s):                None
     Redemption Price(s):               Not Applicable
     Notice of Redemption:              Not Applicable
     Optional Repayment Date:           None
     Optional Repayment Price:          Not Applicable
     Notice of Optional Repayment:      Not Applicable
     Original Issue Discount:           [ ]Yes                   [X] No
     Form:                              [X] Book-Entry/Global    [ ] Definitive
     Agent:                             [ ] Merrill Lynch & Co.
                                        [ ] Goldman, Sachs & Co.
                                        [ ] NationsBanc Capital Markets, Inc.
                                        [ ] BNY Capital Markets, Inc.
                                        [X] Donaldson, Lufkin & Jenrette
                                            Securities Corporation

Agent acting in the capacity as indicated below:

     [X] Agent                          [ ] Principal

If as Principal:

     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

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          [ ] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:

          The Notes are being offered at a fixed initial public offering price of 99.908% of Principal Amount.

Stated Interest:

     Based on the expected issue price of the Notes, the Company does not anticipate that the Notes will be issued with original issue discount. Holders of Notes will be required to include stated interest in gross income in accordance with their method of accounting for tax purposes. Each purchaser of Notes is encouraged to consult his or her tax advisor with respect to the tax consequences to him or her of the acquisition, ownership and disposition of the Notes. See "Material Federal Income Tax Considerations" in the accompanying Prospectus Supplement.